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                                                                    Exhibit 10.5

                              UHS Acquisition Corp.
                        c/o J.W. Childs Associates, L.P.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 753-1100
                            Facsimile: (617) 753-1101


                                          [DATE]



[NAME]

Universal Hospital Services, Inc.
1250 Northland Plaza
3800 West 80th Street
Bloomington, Minnesota 55431


Dear [NAME]:


            Reference is made to the Agreement and Plan of Merger dated November 25, 1997 (the "Merger Agreement"), by and among J.W. Childs Equity Partners, L.P. ("Holdings"), UHS Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and Universal Hospital Services, Inc., a Minnesota corporation ("UHS"). As you know, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into UHS (the "Merger"), with UHS to be the surviving entity (UHS, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Company").


            You currently serve as [TITLE], and this Employment Agreement is being entered into as inducement for Holdings and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, for other good and valuable consideration and to provide for your services to the Company following the Merger as follows:



            1. Position; Duties. From and after the date of the Merger, the Company shall employ you, and you agree to serve and accept employment, for the Term (as defined herein), as [TITLE]

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[NAME]

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subject to the direction and control of the Board of Directors of the Company
(the "Board"), and, in connection therewith, to reside in the United States, to oversee and direct the financial operations of the Company and to perform such other duties as the Board or the Chief Executive Officer of the Company may from time to time reasonably direct. Your place of employment shall be in the Minneapolis, Minnesota area. During the Term, you agree to devote all of your time, energy, experience and talents during regular business hours, and as otherwise reasonably necessary, to such employment, to devote your best efforts to advance the interests of the Company and not to engage in any other business activities of a material nature, as an employee, director, consultant or in any other capacity, whether or not you receive any compensation therefor, without the prior written consent of the Board. You shall not be given duties inconsistent with your executive position.



            2. Term of Employment Agreement. The term of your employment hereunder shall begin as of the Effective Time (as defined in the Merger Agreement) and end as of the close of business on the date which is [ ] years from the Effective Time, subject to earlier termination pursuant to the terms hereof (the "Term"). Following the Term, this Agreement shall automatically be renewed for successive one-year terms (each a "Renewal Term") unless notice of termination is given by either party upon not less than 30 days' written notice prior to the date on which such renewal would otherwise occur.


            3. Compensation and Benefits.


                  (a) Base Salary. Your base salary shall be at the annual rate
of [      ], payable in equal bi- weekly installments. Such base salary shall be adjusted annually based on changes in the consumer price index (all urban consumers, U.S. city average). The Board will annually review your base salary beginning in 1999. Necessary withholding taxes, FICA contributions and the like shall be deducted from your base salary.


                  (b) Bonus; Options. In addition to your base salary, you shall be entitled to receive a bonus of
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[NAME]

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up to [   ]% of your base salary, based on the achievement of the annual EBITDA targets contained in Exhibit A (such targets to be subject to adjustment by the Board of Directors of the Company, in good faith, to reflect any acquisitions, dispositions and material changes to capital spending). The amount of such bonus
would rise linearly from [  ]% of base salary to [   ]% of base salary based on
achievement of EBITDA of [   ]% to [   ]% of target EBITDA. No bonus shall be
payable if EBITDA is [   ]% or less of target EBITDA. You will also be entitled
to receive certain stock options pursuant to one or more executive or employee stock option plans to be adopted by the Company; the proposed terms of such stock options (which are subject to change) are contained in Exhibit A attached hereto.


                  (c) Other. You shall be entitled to such health, life, disability, vacation, pension, sick leave and other benefits as are generally made available by the Company to its executive employees. Your benefits will also consist of five weeks paid vacation time, an annual physical exam and reimbursement for tax preparation costs.

            4. Termination.

                  (a) Death. This Employment Agreement shall automatically terminate upon your death. In the event of such termination, the Company shall pay to your legal representatives your base salary in monthly installments and continue to provide the benefits provided hereunder, in each case for six months following such termination.

                  (b) Disability. If during the Term you become physically or mentally disabled, whether totally or partially, either permanently or so that you are unable substantially and competently to perform your duties hereunder for a period of 90 consecutive days or for 90 days during any six-month period during the Term (a "Disability"), the Company may terminate your employment hereunder by written notice to you. In the event of such termination, the Company shall pay to you your base salary in monthly installments and continue to provide
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[NAME]

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the benefits provided hereunder, in each case for six months following such termination.

                  (c) Cause. Your employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to you. In the event of such termination, all of your rights to payments (other than payment for services already rendered) and any other benefits otherwise due hereunder shall cease immediately. The Company shall have "Cause" for termination of your employment hereunder if any of the following has occurred:

                        (i) your continued failure, whether willful, intentional or grossly negligent, after written notice, to perform substantially your duties hereunder (other than as a result of a Disability);

                        (ii) dishonesty in the performance of your duties hereunder;

                        (iii) conviction or confession of an act or acts on your part constituting a felony under the laws of the United States or any state thereof;

                        (iv) any other willful act or omission on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

                        (v) you have breached any provision of this Employment Agreement contained in Paragraphs 6, 7 or 8 hereof; or

                        (vi) you have breached any provision of this Employment Agreement (other than Paragraph 6, 7, or 8 hereof) and such breach shall not have been cured within sixty (60) days after notice thereof from the Company to you.

                  (d) Without Cause. Your employment hereunder may be terminated at any time by the Company without Cause by written notice to you. In the event of such termination, the Company shall (i) continue to pay
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[NAME]

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you your base salary through the date which is twelve months from the Date of
Termination (as defined herein), and (ii) pay to you a prorated bonus based upon the number of days that you were employed by the Company during the fiscal year to which such bonus relates, such bonus to be payable at such time as annual bonuses with respect to such fiscal year are paid to all other Executive Employees (as defined herein) who are employed by the Company on the last day of such fiscal year. It is acknowledged and agreed that termination of your employment upon expiration of the Term, or any Renewal Term, shall not be deemed to constitute a termination without Cause for purposes of this Employment Agreement or for any other purpose. For purposes of this Employment Agreement "Executive Employees" shall be deemed to mean the Vice President and Chief Financial Officer of the Company, the Vice President of Rental and Sales - West of the Company, the Director of Human Resources and Administration of the Company, the Vice President of Rental and Sales - East of the Company and the Vice President of Business and Development of the Company.

                  (e) Resignation Without Good Reason. You may terminate your employment hereunder upon sixty days' written notice to the Company, without Good Reason (as defined herein). In the event of such termination, all of your rights to payment (other than payment for services already rendered) and any other benefits otherwise due hereunder shall cease immediately. It is acknowledged and agreed that termination of your employment upon expiration of the Term or any Renewal Term shall not be deemed to constitute resignation without Good Reason for purposes of this Employment Agreement or any other purpose.

                  (f) Resignation For Good Reason. You may terminate your employment hereunder at any time upon thirty days' written notice to the Company, for Good Reason. In the event of such termination, the Company shall
(i) continue to pay you your base salary through the date which is twelve months from the Date of Termination, and (ii) pay to you a prorated bonus based upon the number of days that you were employed by the Company during the fiscal year to which such bonus relates, such
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[NAME]

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bonus to be payable at such time as annual bonuses with respect to such fiscal year are paid to all other Executive Employees who are employed by the Company on the last day of such fiscal year.

            You shall have "Good Reason" for termination of your employment hereunder if, other than for Cause, any of the following has occurred:

                        (i) your base salary has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to Executive Employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company; or

                        (ii) the Company has reduced or reassigned a material portion of your duties hereunder or has required you to relocate outside the greater Minneapolis, Minnesota area; or

                        (iii) your illness, that in the good faith determination of the Board of Directors of the Company is likely to result in you becoming disabled and unable to continue your employment with the Company; or

                        (iv) the Company has breached this Employment Agreement in any material respect.

                  (g) Date and Effect of Termination. The date of termination of your employment hereunder, pursuant to this Paragraph 4, shall be, (i) in the case of Paragraph 4(a), the date of your death, (ii) in the case of Paragraphs 4(b), (c) or (d), the date specified in the Company's notice to you of such termination or (iii) in the case of Paragraph 4(e) or 4(f), the date specified in your notice to the Company of such termination (in each case, the "Date of Termination"). Upon any termination of your employment hereunder pursuant to this Paragraph 4, you shall not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement, in any stock option plans adopted by the Company in
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[NAME]

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accordance with Paragraph 3(b) hereof, or as may be required by law.

                  (h) Other Employment. Notwithstanding anything in this Employment Agreement to the contrary, if your employment hereunder is terminated pursuant to Paragraph 4(d) or (f), and if prior to the date which is twelve months after the Date of Termination you find other employment, the amount of payments or benefits payable to you after such termination in accordance with the terms of this Employment Agreement shall be reduced by the value of your compensation in your new employment through the date which is twelve months after the Date of Termination.

                  (i) Termination Following Non-Renewal. In the event that (i) your employment hereunder is not renewed at the end of the Term or any Renewal Term pursuant to a notice of termination given by the Company to you in accordance with Paragraph 2 hereof, (ii) you are still employed by the Company after such non-renewal as an employee at will, (iii) the Company thereafter terminates your employment as an employee at will, and (iv) no circumstances exist at the time of such termination which would constitute "Cause" as set forth in Paragraph 4(c) hereof, any amounts to which you are entitled under any severance plan or program of the Company then in effect which is generally applicable to employees of the Company shall be paid to you in accordance with the terms of such plan or program.

            5. Acknowledgment. You agree and acknowledge that in the course of rendering services to the Company and its clients and customers, you will have access to and become acquainted with confidential information about the professional, business and financial affairs of the Company and its affiliates. You acknowledge that the Company is engaged and will be engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. You agree and acknowledge that reasonable limits on your ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and
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[NAME]

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maintaining its status in the marketplace, reputation and good will. You recognize that in order to guard the legitimate interests of the Company and its affiliates, it is necessary for the Company to protect all confidential information. The existence of any claim or cause of action by you against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Employment Agreement. You further agree that your obligations under Paragraphs 6, 7 and 8 hereof shall be absolute and unconditional.

            6. Confidentiality. You agree that during and at all times after the Term, you will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (including its subsidiaries and affiliates) (collectively, the "Confidential Information"), to which you had or may have access and will not disclose such Confidential Information to any person other than Holdings or the Company, their respective authorized employees and such other persons to whom you have been instructed to make disclosure by the Board, in each case only to the extent required in the course of your service to the Company hereunder or as otherwise expressly required in connection with court process. "Confidential Information" shall not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by you in violation of this Employment Agreement.

            7. Non-competition. During the Prohibition Period (as hereinafter defined), you will not, in any capacity, whether for your own account or for any other person or organization, directly or indirectly, (i) within the United States and Canada (a) own, operate, manage or control, (b) serve as an officer, director, partner, employee, agent, consultant, advisor or devel-
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oper or in any similar capacity to, or (c) have any financial interest in, or aid or assist anyone else in the conduct of, any person or enterprise which is engaged in the moveable medical equipment rental business; provided, however, that the foregoing provisions of this Paragraph 7 shall not apply in the event that (i) your employment hereunder is terminated upon the expiration of the Term or any Renewal Term pursuant to a notice of termination given by the Company to you in accordance with Paragraph 2 hereof, and (ii) no circumstances exist at the time of such notice which would constitute "Cause" as set forth in Paragraph 4(c) hereof. As used herein, "Prohibition Period" means the period from and after the Effective Time to and including the date which is twelve months from the Date of Termination.

            8. Non-solicitation. During the Prohibition Period, you will not, directly or indirectly, hire, recruit, solicit, call upon, divert, take away, entice or in any other manner persuade or attempt to do any of the foregoing with respect to, any employee, independent contractor, dealer, supplier, client, customer or business contact of the Company or any of its subsidiaries to discontinue his or her position or relationship, or violate any agreement, with the Company or any of its subsidiaries as employee, independent contractor, dealer, supplier, client, customer or business contact, except with the prior written consent of the Board, which consent shall be given at the sole discretion of the Board.

            9. Modification. You agree and acknowledge that the duration, scope and geographic area of the covenants described in Paragraphs 6, 7 and 8 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company and its subsidiaries, that adequate consideration has been received by you for such obligations, and that these obligations do not prevent you from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Paragraphs 6, 7 or 8 are not reasonable, that consideration is inadequate or that you have been prevented unlawfully from earning a livelihood, such restriction shall be interpreted, modified or rewritten to include as
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much of the duration, scope and geographic area identified in such Paragraph 6,
7 or 8 as will render such restrictions valid and enforceable.

            10. Equitable Relief. You acknowledge that Merger Sub or the Company will suffer irreparable harm as a result of a breach of this Employment Agreement by you for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by you of any provision of this Employment Agreement, Merger Sub or the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Employment Agreement against you, and you hereby consent to the entry of such relief against you and agree not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to Merger Sub or the Company. The existence of any claim or cause of action by you against Merger Sub or the Company or any of its subsidiaries, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Merger Sub or the Company of this Employment Agreement. You agree not to defend on the basis that there is an adequate remedy at law.

            11. Stockholders' Agreement. In connection with the acquisition of any equity securities, or options therefor, of the Company, you will be expected to enter, and you agree to enter, into a stockholders' agreement with the other equity investors in the Company, substantially in the form attached hereto as Exhibit B.

            12. Life Insurance. Either Merger Sub or the Company, as the case may be, may, at its discretion and at any time after the execution of this Employment Agreement, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on your life,
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in such amount and in such form or forms Merger Sub or the Company may determine. You shall have no right or interest whatsoever in such policy or policies, but you agree that you will, at the request of Merger Sub or the Company, submit yourself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which Merger Sub or the Company or any such subsidiary has applied for such insurance.

            13. Successors; Assigns; Amendment; Notice. This Employment Agreement shall be binding upon and shall inure to the benefit of Merger Sub and its successors (including, after the Effective Time, the Company). This Employment Agreement shall be binding upon you and shall inure to the benefit of your heirs, executors, administrators and legal representatives, but shall not be assignable by you. This Employment Agreement may be amended or altered only by the written agreement of Merger Sub (or, after the Effective Time, the Company) and you. All notices or other communications permitted or required under this Employment Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to you or Merger Sub (or, after the Effective Time, the Company) at the respective addresses on the first page of this Employment Agreement, or such other address as shall be furnished in writing by like notice by you or Merger Sub (or, after the Effective Time, the Company) to the other.

            14. Entire Agreement. This Employment Agreement, together with the Stockholders' Agreement as executed in accordance with Paragraph 11 hereof, embodies the entire agreement and understanding between you and Merger Sub (and, after the Effective Time, the Company) with respect to the subject matter hereof and supersedes all such prior agreements and understandings, including without limitation the Severance Pay Plan for Displaced Universal Hospital Services,
Inc. Employees dated November 1997, and any other severance, separation or termination pay plans, policies, programs, agreements or arrangements adopted by the Company.
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            15. Severability. If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            16. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws thereof.

            17. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

            18. Headings. All headings in this Employment Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Employment Agreement.
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      If you accept and agree to the foregoing, please sign and return a counterpart of this letter to Merger Sub at the above address, whereupon this letter will become a binding Employment Agreement between you and the Company as of the Effective Time.

                                  Very truly yours,

                                  UHS Acquisition Corp.


                                  By:
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                                     Name:
                                     Title:



Accepted and agreed to:


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[NAME]